Exhibit 99.1

Contacts:	For Media:	John Calagna (212) 578-6252

	For Investors:	Conor Murphy (212) 578-7788
ALFRED F. KELLY, JR. NAMED TO METLIFE’S BOARD OF DIRECTORS
NEW YORK, June 23, 2009 – MetLife, Inc. (NYSE: MET) announced today that it has named Alfred F. Kelly, Jr., 50, president of American Express Company, to its board of directors effective today.
“I am extremely pleased to have Al join MetLife’s board of directors,” said C. Robert Henrikson, chairman, president and chief executive officer of MetLife, Inc. “His outstanding background in financial services, information management and consumer operations, as well as his community leadership experience, will make him a valuable addition to the board.”
At American Express, Kelly has day-to-day responsibility for the company’s global consumer businesses, which include consumer and small business cards, customer service, global banking, prepaid products, consumer travel and risk and information management. Prior to his current position, he was a group president responsible for several key businesses, including U.S. consumer and small business cards, U.S. customer service and risk management.
From 1985 to 1987, Kelly served as head of information systems at the White House where he oversaw the information processing functions for several government agencies that comprise the Executive Office of the President. Prior to that, he held various positions in information systems and strategic and financial planning at PepsiCo.
Kelly is a member of the board of trustees of New York-Presbyterian Hospital and a member of the board of directors of Concern Worldwide USA and Iona Preparatory School. He also serves as vice chairman of the Wall Street Charity Golf Classic, an event that benefits the Cystic Fibrosis Foundation. He holds bachelor of arts and masters degrees in business administration from Iona College.

MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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